EvergreenBancorp Announces 2008 Year-End Financial Results

SEATTLE - March 31, 2009 -- EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, today reported a net loss of $4.2 million, or $1.67 per share, for the year ended December 31, 2008. The loss in 2008, which compares to net income of $1.2 million or $0.47 per diluted share in 2007, was primarily due to an increase in provision for loan losses.

In 2008 the Company's provision for loan losses was $12 million as compared to $2.0 million in 2007. "These are obviously extraordinary times," said Gerald O. Hatler, EvergreenBancorp president and chief executive officer. "In the latter part of 2008 we experienced a dramatic slowdown in the Puget Sound economy, resulting in significant increases in nonperforming loans and net charge-offs, as well as an increase in the overall level of risk in the loan portfolio."

The allowance for loan losses at December 31, 2008 was $10.5 million or 2.48% of total loans as compared to $4.2 million or 1.11% of total loans at December 31, 2007. Total nonperforming loans at December 31, 2008 were $24.0 million or 5.67% of total loans as compared to $815,000 or 0.22% of total loans for the year earlier. Net charge-offs for 2008 were $5.6 million or 1.38% of average loans as compared to $544,000 or 0.16% of average loans for 2007.

Construction loans, which represented 24% of the Company's loan portfolio at the end of 2008, resulted in approximately 45% of the Company's net charge-offs. "Although typically underwritten with conservative loan-to-value ratios and other criteria, we have seen a rapid deterioration in the value of the collateral underlying these loans," said Mr. Hatler. "We continue to focus on improving the quality of this component of our portfolio."

Total revenue in 2008 (net interest income and noninterest income) rose to $23.5 million from $17.5 million in 2007 primarily due to gains in the first quarter resulting from the Company's ownership in Visa, Inc. common stock. Without the Visa gain the total revenue in 2008 would have been $17.3 million. In 2008, net interest income before the provision for loan losses, was $16.0 million, unchanged from 2007. After the provision for loan losses, net interest income was $3.7 million for 2008 as compared to $14.0 million for the year earlier.

Noninterest expense increased 8% to $14.8 million in 2008 as compared to $13.7 million 2007 even as EvergreenBancorp experienced a multi-fold increase in Federal Deposit Insurance Corporation (FDIC) insurance premiums and opened an additional branch in Kent, Washington. These increases were partially offset by the reduction of noninterest expense in 2007 of approximately $1.0 million resulting from the Company terminating its post-retirement benefit plan in 2007, as well as an overall focus on reducing expenses.

"As we entered the second half of 2008 and witnessed the rapid downturn in the local economy we began implementing various cost-cutting measures," noted Mr. Hatler, "including allowing vacated positions to go unfilled, reducing board fees and executive salaries, and delaying or eliminating non-critical expenses. We have also made the decision to eliminate dividends, a difficult but necessary action to preserve capital in these challenging times."

"However, to stay competitive we must continue to provide new technology and services to our customers. Therefore we will continue to strengthen the Bank in critical areas," added Mr. Hatler. "And although operating in this increasingly regulated environment has been a challenge, we believe our continued focus on the fundamentals will provide rewards in the future."

Total assets grew to $461.6 million at December 31, 2008, from $422.8 million at December 31, 2007. Loans increased to $422.7 million at December 31, 2008 as compared to $375.4 million a year earlier.

Deposits increased to $358.9 million in 2008 from $309.5 million, a $49.4 million or 16% increase from prior levels one year ago. "We continue to experience robust deposit growth from both our retail and commercial customers," noted Mr. Hatler, "much of it from long-time, loyal customers who are consolidating their deposit relationships from other financial institutions and opening additional accounts at EvergreenBank now that the FDIC has increased deposit coverage."

Founded in 1971, EvergreenBank is a wholly owned subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank serves the Puget Sound region with branches in Seattle, Bellevue, Lynnwood, Federal Way and Kent. The Bank focuses on general commercial banking business, offering commercial banking services to small and medium-size businesses, professionals and retail customers. Visit www.EvergreenBancorp.com to learn more.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management's plans, objectives, expectations and intentions that are not historical facts, and other statements and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. For a full discussion of factors that could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release, please refer to our Securities and Exchange Commission Form 10-K for the fiscal year ended December 31, 2008.

Contact: Gordon D. Browning, EVP & Chief Financial Officer, 206/ 749-7350